Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number E0330182008-1 Filing Number 20200805835 Filed On 7/23/2020 3:28:00 PM Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: BRK, Inc. Entity or Nevada Business Identification Number (NVID): E0330182008-1
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Not applicable.
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* BRK, Inc. (the "Company"), a corporation organized and existing under the laws of Nevada, does hereby certify [continues on the following page]
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 07/23/2020

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the issuance of up to one million (1,000,000) shares of Series B Preferred Stock, par value $0.001 per share, of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of "Series B Preferred Stock" and the number of shares initially constituting such series shall be one million (1,000,000) shares.

SECTION 2. STATED VALUE. The "Stated Value" of the Series B Preferred Stock will be $30.00 per share.

SECTION 3. DIVIDENDS. The holders of outstanding shares of Series B Preferred Stock (the "Holders") will be entitled to receive, out of any funds and assets of the Company legally available therefor, dividends payable monthly (within 3 business days of the end of each calendar month), at the annual rate of 10% of the Stated Value, payable in preference and priority to any payment of any dividend of the common stock of the Company (the "Common Stock"). The right to such dividends of the Holders of Series B Preferred Stock will be cumulative.

SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding- up of the Company, the Series B Preferred Stock will entitle the Holders, out of the assets of the Company available for distribution to its shareholders upon such liquidation, an amount equal to the Stated Value, for each share of Series B Preferred Stock, plus any accrued but unpaid dividends on such shares, before any payment may be made or any assets distributed to the holders of the Common Stock.

SECTION 5. VOTING AND PROTECTIVE PROVISIONS.

a) Except as required by law or as specifically provided herein, the Holders of Series B Preferred Stock will not be entitled to vote, as a separate class or otherwise, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

b) So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting together as one class, alter or change the rights, preferences or privileges of the shares of the Series B Preferred Stock so as to affect materially and adversely such shares.

SECTION 6. CONVERSION.

a) Subject to Section 6(b), the Series B Preferred Stock will be convertible into shares of Common Stock ("Conversion Shares") at any time at the option of the Holders, in an amount determined by dividing the amount of the Stated Value being converted by the Conversion Price (defined herein). To effect a conversion hereunder, the Holder shall provide the Company a notice of conversion substantially in the form of Exhibit A hereto. No fractional shares of Common Stock are to be issued upon the conversion of any Series B Preferred Stock, but rather the number of shares of Common Stock to be issued will be rounded up to the nearest whole number. For the avoidance of doubt, a Holder may not elect to convert any fraction of a share of Series B Preferred Stock. The "Conversion Price" will be equal to 80% of the average closing price of the Common Stock for the last five trading days prior to the date the Company receives the conversion notice (as adjusted for any stock splits, stock dividends, or similar transactions). Within three trading days of receipt of the conversion notice, the Company shall (i) deliver or cause to be delivered to the Holder a certificate for the Conversion Shares, (ii) or, if requested by the Holder, and there is a qualified offering statement for the issuance of the Conversion Shares (and the Company's transfer agent for the Series B Preferred Stock is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian ("DWAC") system.

b) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series B Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the "Maximum Percentage").

SECTION 7. REDEMPTION. The Company may in its sole discretion (to the extent it may lawfully do so), at any time commencing one year after the initial issuance date of the Series B Preferred Stock, redeem any outstanding shares of Series B Preferred Stock at a price equal to the Stated Value plus any accrued but unpaid dividends thereon. In the event the Company exercises such redemption right for less than all of the then-outstanding shares of Series B Preferred Stock, the Company shall redeem the outstanding shares of the Holders of a pro rata basis. The Company may exercise such redemption right at any time by providing 30 days' prior written notice of such redemption and payment of the redemption price to the Holders. For the avoidance of doubt, the Holders may, during such 30 day notice period, convert their outstanding shares of Series B Preferred Stock to Common Stock in accordance with Section 6. Upon payment of the redemption price by the Company in accordance herewith, the shares of Series B Preferred Stock that have been redeemed will revert to the status of authorized but unissued preferred stock.

SECTION 8. NOTICES. Any notice required hereby to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, or provided by fax or e-mail, to the Holders of record at their respective addresses appearing on the books of the Company. Any notice to the Company will be by United States mail, postage prepaid, or provided by e-mail to the address below:

BRK, Inc.
411 Eastgate Rd.
Suite A
Henderson, NV 89011

SECTION 9. MISCELLANEOUS.

a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

c) Except as may otherwise be required by law, the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Form of Conversion Notice
BRK, Inc. Series B Preferred Stock

In accordance with the Certificate of Designation of Series B Preferred Stock of BRK, Inc., the undersigned Holder of Series B Preferred Stock hereby elects to convert shares of Series B Preferred Stock to Common Stock as follows:

Holder: ______________________________

Number of Shares of Series B Preferred Stock held: ________________

Number of Shares of Series B Preferred Stock being converted: ____________

Stated Value of Shares of Series B Preferred Stock being converted: _____________

Number of Shares of Series B Preferred Stock held following conversion: ___________

Number of Conversion Shares to be issued and calculation of amount: ________________

Address for delivery of Conversion Shares: _________________

Or (if eligible) instruction for delivery by DWAC: ________________

Signature of Holder:

Date: _________